SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                          Cardiac Pathways Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0001414081
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 11

------------------------------                     -----------------------------
CUSIP NO. 0001414081                  13 G                  Page 2 of 12 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mohr, Davidow Ventures II, A California
                     Limited Partnership ("MDV II")
                     Tax ID Number:    94-3037255
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          843,445 shares, of which 12,000 are
           BENEFICIALLY                      shares  issuable upon exercise of a
          OWNED BY EACH                      warrant,    except   that   WHD/LGM
            REPORTING                        Partners,  the  general  partner of
             PERSON                          MDV  II,  and  Mohr,  Davidow,  and
              WITH                           Feiber,  the  general  partners  of
                                             WHD/LGM Partners,  may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                   ---------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             843,445 shares, of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,    except   that   WHD/LGM
                                             Partners,  the  general  partner of
                                             MDV  II,  and  Mohr,  Davidow,  and
                                             Feiber,  the  general  partners  of
                                             WHD/LGM Partners,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           843,445
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          9.06%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 0001414081                  13 G                 Page 3 of 12 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     WHD/LGM Partners, A California Limited
                     Partnership ("WHD/LGM")
                     Tax ID Number:    94-3035845
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          0 shares.
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        843,445 shares, of which 12,000 are
             PERSON                          shares  issuable upon exercise of a
              WITH                           warrant,  of which all are directly
                                             owned  by MDV  II.  WHD/LGM  is the
                                             general  partner  of MDV II and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             843,445 shares, of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,  of which all are directly
                                             owned  by MDV II.  WHD/LGM  general
                                             partner of MDV II and may be deemed
                                             to have shared  power to dispose of
                                             these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           843,445
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          9.06%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 0001414081                  13 G                  Page 4 of 12 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Lawrence G. Mohr, Jr. ("Mohr")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES
           BENEFICIALLY                      17,367,  of which  700  shares  are
          OWNED BY EACH                      issuable  upon  the  exercise  of a
            REPORTING                        stock option.
             PERSON                ---------------------------------------------
              WITH                  6        SHARED VOTING POWER
                                             843,445 shares, of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,  of which all are directly
                                             owned by MDV II.  Mohr is a general
                                             partner  of  WHD/LGM,  the  general
                                             partner  of  MDV  II,  and  may  be
                                             deemed to have shared power to vote
                                             these shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             17,367,  of which  700  shares  are
                                             issuable  upon  the  exercise  of a
                                             stock option.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             843,445 shares, of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,  of which all are directly
                                             owned by MDV II.  Mohr is a general
                                             partner  of  WHD/LGM,  the  general
                                             partner  of  MDV  II,  and  may  be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           860,812
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          9.25%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 0001414081                  13 G                  Page 5 of 12 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William H. Davidow ("Davidow")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          0 shares.
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        843,445 shares, of which 12,000 are
             PERSON                          shares  issuable upon exercise of a
              WITH                           warrant,  of which all are directly
                                             owned  by  MDV  II.  Davidow  is  a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner of MDV II, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             843,445 shares, of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,  of which all are directly
                                             owned  by  MDV  II.  Davidow  is  a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner of MDV II, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           843,445
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          9.06%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 0001414081                  13 G                  Page 6 of 12 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jonathan D. Feiber ("Feiber")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          0 shares.
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        843,445 shares, of which 12,000 are
             PERSON                          shares  issuable upon exercise of a
              WITH                           warrant,  of which all are directly
                                             owned  by  MDV  II.   Feiber  is  a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner of MDV II, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             843,445 shares, of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,  of which all are directly
                                             owned  by  MDV  II.   Feiber  is  a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner of MDV II, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           843,445
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          9.06%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 12 Pages


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Cardiac Pathways Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  995 Benecia Avenue
                  Sunnyvale, CA  94086

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Mohr Davidow Ventures II, A California Limited Partnership ("MDV II"), WHD/LGM Partners, A California Limited Partnership ("WHD/LGM"), Lawrence G. Mohr, Jr. ("Mohr"), William H. Davidow ("Davidow"), and Jonathan D. Feiber ("Feiber"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  WHD/LGM is the general partner of MDV II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by MDV II. Mohr, Davidow, and Feiber are the general partners of WHD/LGM, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of principal business office for each of the Reporting Persons is:

                  Mohr Davidow Ventures
                  3000 Sand Hill Road
                  Building 1, Suite 240
                  Menlo Park, CA  94025


ITEM 2(c)         CITIZENSHIP:
                  ------------

                  MDV II and WHD/LGM are California limited partnerships and Mohr, Davidow, and Feiber are United States citizens.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

                                                              Page 8 of 12 Pages


ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 0001414081

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)       Amount beneficially owned:
                                     --------------------------

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)       Percent of Class:
                                     -----------------

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c)       Number of shares  as to which  such  person
                                     -------------------------------------------
                                     has:
                                     ----


                                             (i)      Sole  power  to vote or to
                                                      --------------------------
                                                      direct the vote:
                                                      ----------------

                                                      See  Row 5 of  cover  page
                                                      for each Reporting Person.

                                             (ii)     Shared power to vote or to
                                                      --------------------------
                                                      direct the vote:
                                                      ----------------

                                                      See  Row 6 of  cover  page
                                                      for each Reporting Person.

                                             (iii)    Sole  power to  dispose or
                                                      --------------------------
                                                      to direct the  disposition
                                                      --------------------------
                                                      of:
                                                      ---

                                                      See  Row 7 of  cover  page
                                                      for each Reporting Person.

                                             (iv)     Shared power to dispose or
                                                      --------------------------
                                                      to direct the  disposition
                                                      --------------------------
                                                      of:
                                                      ---

                                                      See  Row 8 of  cover  page
                                                      for each Reporting Person.

                                                              Page 9 of 12 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable.

ITEM 6.

                  OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON:
                  -------

                           Under certain  circumstances set forth in the limited
                  partnership agreements of MDV II and WHD/LGM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable

                                                             Page 10 of 12 Pages


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997



                                        /s/ Lawrence G. Mohr, Jr.
                                        ----------------------------------------
                                        Lawrence G. Mohr, Jr.,  individually and
                                        on behalf of MDV II in his capacity as a
                                        general partner of WHD/LGM,  the general
                                        partner  of MDV  II,  and on  behalf  of
                                        WHD/LGM  in his  capacity  as a  general
                                        partner thereof.



                                        /s/ William H. Davidow
                                        ----------------------------------------
                                        William H. Davidow



                                        /s/ Jonathan D. Feiber
                                        ----------------------------------------
                                        Jonathan D. Feiber

                                                             Page 11 of 12 Pages




                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   12

                                                             Page 12 of 12 Pages



                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Cardiac Pathways Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 12, 1997

                                        /s/ Lawrence G. Mohr, Jr.
                                        ----------------------------------------
                                        Lawrence G. Mohr, Jr.,  individually and
                                        on behalf of MDV II in his capacity as a
                                        general partner of WHD/LGM,  the general
                                        partner  of MDV  II,  and on  behalf  of
                                        WHD/LGM  in his  capacity  as a  general
                                        partner thereof.



                                        /s/ William H. Davidow
                                        ----------------------------------------
                                        William H. Davidow



                                        /s/ Jonathan D. Feiber
                                        ----------------------------------------
                                        Jonathan D. Feiber